Exhibit (c)(17)

STRICTLY CONFIDENTIAL

Key Consideration on Price

		Offer Price per Share

	In $	$7.0	$7.5	$8.0	$8.5	$9.0	$9.5	$10.0

Spot as of 22-May-2008	4.31	62%	74%	86%	97%	109%	120%	132%
52-Week High	7.77	(10)%	(3)%	3%	9%	16%	22%	29%
52-Week Low	3.82	83%	96%	109%	123%	136%	149%	162%
1-Month Volume-Weighted Average Price	4.46	57%	68%	79%	91%	102%	113%	124%
3-Month Volume-Weighted Average Price	5.38	30%	39%	49%	58%	67%	76%	86%
6-Month Volume-Weighted Average Price	6.14	14%	22%	30%	39%	47%	55%	63%
1-Year Volume-Weighted Average Price	6.14	14%	22%	30%	39%	47%	55%	63%
Ipsen Initial Investment Price	6.17	13%	22%	30%	38%	46%	54%	62%
Brokers' Target Price High	10.00	(30)%	(25)%	(20)%	(15)%	(10)%	(5)%	-
Brokers' Target Price Median	9.00	(22)%	(17)%	(11)%	(6)%	-	6%	11%
Brokers' Target Price Average	8.33	(16)%	(10)%	(4)%	2%	8%	14%	20%
Brokers' Target Price Low	6.00	17%	25%	33%	42%	50%	58%	67%
Executives Options Weighted Average Strike Price	6.80	3%	10%	18%	25%	32%	40%	47%
Executives Options Strike Price - High	9.96	(30)%	(25)%	(20)%	(15)%	(10)%	(5)%	0%

		Implied Tercica Key Executives Pay-Out (in $'000)
John A. Scarlett		7,176	7,878	8,671	9,492	10,361	11,229	12,098
Ross G. Clark		4,541	4,906	5,289	5,683	6,091	6,500	6,908
Stephen N. Rosenfield		464	582	731	884	1,147	1,420	1,694
Ajay Bansal		344	536	728	920	1,112	1,304	1,496
Thorsten von Stein		246	338	470	602	734	866	1,002
Richard King		745	936	1,128	1,319	1,510	1,701	1,893
Total		13,517	15,176	17,017	18,899	20,955	23,021	25,091

Source: Company filings and Bloomberg as of 22-May-2008